Exhibit 10.23

FORM OF

EMPLOYEE MATTERS AGREEMENT

THIS EMPLOYEE MATTERS AGREEMENT (this “Employee Matters Agreement”) is executed effective as of [•], 2019, by and among Chinos Holdings, Inc., a [●] (“Madewell”) and [J.Crew Newco], a [●] (“J.Crew”).

Statement of Background Information

WHEREAS, Madewell and J.Crew have entered into a Separation and Distribution Agreement, dated [●], 2019 (the “Separation Agreement”) pursuant to which the Madewell Business and the J.Crew Business (each as defined in the Separation Agreement) will separate (the “Separation”);

WHEREAS, in furtherance of the transaction and obligations set forth in the Separation Agreement, the parties desire to set forth in writing the terms and conditions pursuant to which this Employee Matters Agreement will operate and thereby supplement the provisions of the Separation Agreement; and

WHEREAS, the parties desire to provide for and agree upon the allocation between the parties of the principal employment, compensation, equity plan and other benefit plan arrangements of each of the parties and their respective affiliates arising prior to, as a result of, and subsequent to the Separation Date, and to provide for and agree upon other matters relating to such matters.

Agreement

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth in the Separation Agreement and herein, and other good and valuable consideration, and contingent upon the Closing, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

All capitalized terms used but not defined in this Employee Matters Agreement shall have the meanings ascribed to such terms in the Separation Agreement. For purposes of this Employee Matters Agreement, the following capitalized terms shall have the meanings set forth below:

“Affiliate” shall have the meaning set forth in the Separation Agreement.

“Benefits Transition Date” shall mean December 31, 2020, or such earlier date as mutually agreed by Madewell and J.Crew.

“COBRA” shall mean the continuation coverage requirements under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, any successor statute thereto and all applicable regulations thereunder.

“J.Crew Group” shall have the meaning set forth in the Separation Agreement.

“J.Crew Plans” shall mean all “employee benefit plans” as defined in Section 3(3) of ERISA and all other benefit, welfare, incentive, severance or compensation plans, programs, policies, and arrangements, sponsored by J.Crew or its Affiliates (other than a member of the Madewell Group), including, without limitation, the plans listed on Schedule I attached hereto, but shall not include any Madewell Plan.

“Liabilities” shall have the meaning set forth in the Separation Agreement.

“Madewell Employee” shall mean (i) any employee who provides services primarily with respect to the Madewell Business as of the Separation Date (including those employees on an approved leave of absence, including but not limited to medical leave, maternity leave, family leave, military leave or personal leave under the policies of J.Crew or Madewell or any of their Affiliates, as applicable) (ii) any person listed on Schedule II and (iii) any individual hired by Madewell after the Separation Date.

“Madewell Group” shall have the meaning set forth in the Separation Agreement.

“Madewell Plans” shall mean the benefit, welfare, incentive, severance or compensation plans, programs, policies, and arrangements, sponsored by a member of the Madewell Group and set forth on Schedule III attached hereto.

“Madewell Service Provider” shall mean any Madewell Employee and any individual consultant or individual independent contractor who provides services primarily with respect to the Madewell Business (including individuals engaged by Madewell after the Separation Date).

“Separation Date” shall mean the date upon which the consummation of the Separation occurs.

“Term” shall mean the period commencing on the Separation Date and ending on the Benefits Transition Date, or as otherwise mutually agreed between the parties.

“Transferring Employee” shall mean an individual whose employment is transferred to a member of the Madewell Group on or prior to the Separation Date.

“Transition Services Agreement” shall mean that certain Transition Services Agreement dated as of the date hereof between J.Crew and Madewell.

ARTICLE II

ASSUMPTION OF CERTAIN OBLIGATIONS AND LIABILITIES

Effective as of the Separation Date, Madewell shall, or shall cause one of its Affiliates to, assume or retain, as the case may be, any and all Liabilities (contingent or otherwise) relating to, arising out of, or resulting from the employment or services, or termination of employment or services, of any Person who is a Madewell Service Provider, whether arising before, on or after the Separation Date, excluding any obligations of J.Crew pursuant to the Transition Services

Agreement, and except as otherwise set forth in this Employee Matters Agreement. Notwithstanding the foregoing sentence, any and all Liabilities relating to, arising out of, or resulting from the employment or services, or termination of employment or service prior to the Separation Date applicable to Madewell Service Providers who, prior to the Separation Date, were employed by the J.Crew Group and who’s personnel area and cost center was a member of the J.Crew Group (including the individuals set forth on Schedule IV), shall be Liabilities of the J.Crew Group at all times following the Separation Date. To the extent that this Employee Matters Agreement does not address particular Liabilities and the Parties later determine that such Liabilities should be allocated in connection with the Separation, the Parties will agree in good faith on the allocation, taking into account the handling of comparable Liabilities under this Agreement.

ARTICLE III

EMPLOYMENT/Service

Section 3.01. Continuation of Service. As of the Separation Date, Madewell shall, or shall cause its applicable Affiliates to, employ or engage, as the case may be, all of the Madewell Service Providers, including all such employees who have rights of employment on return from any leave or other absence.

Section 3.02. Transferring Employees. On or prior to the Separation Date (such date, the “Transfer Date”), any Transferring Employee shall be transferred to a member of the Madewell Group.

Section 3.03. Status. Effective as of the Separation Date, Madewell shall have the sole authority to hire any individuals to become Madewell Service Providers and to terminate the employment or service of any Madewell Service Providers. Neither Madewell nor any of its Affiliates shall be obligated to continue to employ or engage any individual for any specific period of time, subject to applicable Law. In addition, nothing in this Employee Matters Agreement, the Separation Agreement or the Transition Services Agreement should be construed to change the at-will status of any of the employees of the J.Crew Group or the Madewell Group.

Section 3.04. No Acceleration of Entitlements; No Severance. No provision of this Employee Matters Agreement or the Separation Agreement shall be construed to create any right to, or accelerate entitlement to, any compensation or benefit whatsoever on the part of any Madewell Service Provider or present or former employee of J.Crew under any J.Crew Plan or Madewell Plan, applicable Law or otherwise.

Section 3.05. Termination of Service Liability. J.Crew shall retain and be solely responsible for the payment and administration of severance, indemnity or other termination pay or other similar benefits for any individual whose service was terminated prior to the Separation Date.

Section 3.06. Assumption of Employment Agreements; Certain Other Terms of Employment. As of the applicable Transfer Date, Madewell or another member of the Madewell Group shall have used reasonable efforts to assume, and J.Crew or another member of the J.Crew Group shall have assigned, all existing employment agreements, offer letters, restrictive covenant agreements and other individual agreements entered into between a member of the J.Crew Group and a Madewell Service Provider listed on Schedule V, and Madewell shall indemnify and hold harmless J.Crew and each member of the J.Crew Group against any Liabilities pursuant to any such agreement.

ARTICLE IV

Benefit plans

Section 4.01. J.Crew Plans. During the Term, those Madewell Employees who are eligible to participate in the J.Crew Plans immediately prior to the Separation Date (or who would become eligible upon meeting certain eligibility requirements or upon satisfaction of any waiting periods under such plans), shall continue to be eligible to participate in such J.Crew Plans and any comparable arrangements (but excluding, with respect to new awards, any J.Crew Plan providing for cash or other bonus awards, or equity or equity-based awards and excluding any severance plan sponsored by a member of the J.Crew Group) and Madewell shall be a participating employer in the J.Crew Plans in which Madewell Employees participate. Those Madewell Employees who are hired after the Separation Date by the Madewell Group shall also be eligible to participate in the applicable J.Crew Plans during the Term upon meeting certain eligibility requirements or upon satisfaction of any waiting periods under such plans. J.Crew or its Affiliate, as the case may be, shall continue to be responsible for operating and administering the provisions of the J.Crew Plans and shall retain all liabilities with respect to or arising under the J.Crew Plans, subject to any payment or reimbursement obligations of the Madewell Group in accordance with the Transition Services Agreement, including, for the avoidance of doubt all claims incurred but not yet paid as of the Separation Date under any welfare benefit plans. Nothing in this Agreement shall preclude J.Crew, at any time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any J.Crew Plan or any benefit under any J.Crew Plan, including but not limited to, any trust, insurance policy, funding vehicle or contract for services related to any J.Crew Plan; provided that any such action impacts the Madewell Employees and employees of J.Crew or an Affiliate in the same manner. Effective as of the applicable Benefits Transition Date, all Madewell Employees shall cease participating in any J.Crew Plans and shall cease accruing benefits in respect of such plans.

Section 4.02. Madewell Plans. During the Term, those Madewell Employees who are eligible to participate in the Madewell Plans immediately prior to the Separation Date (or who would become eligible upon meeting certain eligibility requirements or upon satisfaction of any waiting periods under such plans), shall continue to be eligible to participate in such Madewell Plans. Those Madewell Employees who are hired after the Separation Date by the Madewell Group shall also be eligible to participate in the applicable Madewell Plans during the Term upon meeting certain eligibility requirements or upon satisfaction of any waiting periods under such plans.

Section 4.03. Establishment of Post-Separation Madewell Plans. Effective as of the Benefits Transition Date, Madewell will (or will cause another member of the Madewell Group to) adopt or maintain, as applicable, employee benefit plans, programs, policies or arrangements, including, without limitation, a defined contribution 401(k) plan (collectively, the “Post-Separation Madewell Plans”).

(a) Coverage. On and after the Benefits Transition Date, with respect to all Post-Separation Madewell Plans, Madewell shall cause all waiting periods, pre-existing condition exclusions and actively-at-work requirements to be waived with respect to the Madewell Employees who were not subject to any such waiting periods, exclusions or requirements under a J.Crew Plan in which such employees participate immediately prior to the Benefits Transition Date, as applicable.

(b) Service Credit. The Madewell Group shall credit Madewell Employees for service earned on and prior to the Separation Date with the J.Crew Group, or any of their respective predecessors, in addition to service earned with the Madewell Group on or after the Separation Date for purposes of eligibility and vesting under all Post-Separation Madewell Plans; provided that nothing herein shall result in a duplication of benefits with respect to the Madewell Employees.

(c) Paid Time Off. Effective as of the Benefits Transition Date, Madewell shall, or shall cause one of its Affiliates to, assume or retain all obligations of J.Crew and its Affiliates for the accrued, unused paid time off (i.e., personal illness and personal business leave) of all Madewell Employees.

Section 4.04. COBRA. J.Crew Group shall continue to be responsible for compliance with the heath continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) with respect to any Madewell Employees who incur a qualifying event under COBRA prior to the Benefits Transition Date. Following the Benefits Transition Date, Madewell shall, or shall cause one of its Affiliates to, provide continuation health care coverage to all Madewell Employees and their qualified beneficiaries who incur or incurred a qualifying event in accordance with COBRA at any time with respect to claims incurred on or after the Benefits Transition Date.

Section 4.05. Leave of Absence Programs. Effective as of the Benefits Transition Date, (i) the Madewell Group shall honor all terms and conditions of leaves of absence that have been granted by J.Crew to any Madewell Employee under a leave of absence program maintained by the J.Crew Group or applicable Law regarding leave of absence before the Benefits Transition Date, including such leaves that are to commence after the Benefits Transition Date and (ii) the Madewell Group shall be solely responsible for administering any such leave of absence and complying with applicable Laws regarding leave of absence with respect to Madewell Employees.

Section 4.06. Workers Compensation Program. J.Crew shall retain all Liabilities with respect to workers’ compensation claims made, on or before the Benefits Transition Date by Madewell Employees.

Section 4.07. Claims Assistance. Madewell shall, and shall cause each member of the Madewell Group to, cause Madewell Employees to provide such assistance to J.Crew and its Affiliates as may be required in respect of claims against J.Crew or its Affiliates, whether asserted or threatened, to the extent that, in J.Crew’s opinion, (a) a Madewell Employee has knowledge of relevant facts or issues, or (b) a Madewell Employee’s assistance is reasonably necessary in respect of any such claim. J.Crew shall, and shall cause each member of the J.Crew Group to, cause its employees to provide such assistance to Madewell and its Affiliates as may be required in respect of claims against Madewell or its Affiliates, whether asserted or threatened, to the extent that, in Madewell’s opinion, (a) a Madewell employee of J.Crew or the J.Crew Group has knowledge of relevant facts or issues, or (b) the assistance of an employee of J.Crew or the J.Crew Group is reasonably necessary in respect of any such claim.

Section 4.08. Defined Contribution Plan. From and after the Separation Date, the J.Crew Group, Inc. 401(k) Plan (or any successor plan) (the “J.Crew 401(k) Plan”) will continue to be responsible for all liabilities thereunder and no assets or liabilities of the J.Crew 401(k) Plan will be transferred to any Madewell Plan and the Madewell Group will not assume any liabilities under or with respect to the J.Crew 401(k) Plan.

ARTICLE V

PAYROLl; tax and PERSONNEL RECORDS

Section 5.01. Payroll. During the Term, Madewell Service Providers shall be paid through Madewell’s or one of its Affiliate’s payroll account, to be administered by J.Crew pursuant to the terms of the Transition Services Agreement. For those Madewell Service Providers with payroll withholding elections (such as those related to income taxes, qualified retirement plans, group health and welfare plans, etc.) in effect immediately prior to the Separation Date, such elections shall remain the same during the Term as such elections were as of the Separation Date, except to the extent a Madewell Service Provider elects (in a manner permitted to employees and plan participants generally) to change any such election. Effective as of the Benefits Transition Date, the Madewell Group shall administer its own payroll account for Madewell Service Providers.

Section 5.02. Income Reporting, Withholding. J.Crew and Madewell shall, to the extent practicable, (i) treat Madewell (or a member of the Madewell Group designated by Madewell) as a “successor employer” and J.Crew (or the appropriate J.Crew Group member) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Transferring Employees for purposes of taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each Transferring Employee for the year in which the Separation Date occurs. Without limiting in any manner the obligations and Liabilities of the parties under the Tax Matters Agreement, J.Crew, each J.Crew Group member, Madewell and each Madewell Group member shall each bear its responsibility for payroll tax obligations and for the proper reporting to the appropriate governmental authorities of compensation earned by their respective employees after the Benefits Transition Date.

Section 5.03. Delivery of, and Access to, Documents and Other Information. Concurrently with the Separation Date, J.Crew shall cause to be delivered to Madewell the employee information set forth on all withholding certificates executed by Transferring Employees. For such period as J.Crew and Madewell may mutually agree in writing, J.Crew shall make reasonably available to Madewell all forms, documents or information, no matter in what format stored, relating to compensation or payments made to any Transferring Employee. Such information may include, but is not limited to, information concerning employee payroll deductions, payroll adjustments, records of time worked, tax records (e.g., Forms W-2, 1099, W-4, 940 and 941 and applicable counterparts in other jurisdictions), and information concerning garnishment of wages or other payments.

Section 5.04. Consistency of Tax Positions; Duplication. J.Crew and Madewell shall individually and collectively make commercially reasonable best efforts to avoid unnecessarily duplicated federal, state or local payroll taxes, insurance or workers’ compensation contributions, or unemployment contributions arising on or after the Separation Date with respect to payroll. J.Crew and Madewell shall cooperate with a view toward taking consistent reporting and withholding positions with respect to any such taxes or contributions.

Section 5.05. Personnel Records. Notwithstanding anything to the contrary in the Separation Agreement, to the extent permitted by applicable Law, copies of all records created prior to the Separation Date (or such later date of transfer of employment, as applicable) set forth in the personnel files of the Transferring Employees (including, but not limited to, information regarding such employee’s ranking or promotions, and performance evaluations) shall be transferred to the applicable member of the Madewell Group as of the Separation Date (or such later date of transfer of employment, as applicable. The originals of all personnel records of all former Madewell Service Provider shall remain with the applicable member of the J.Crew Group; provided that J.Crew shall permit Madewell or its Affiliates or successors or their authorized representatives to have full access to all such personnel records to the extent reasonably necessary in order for the members of the Madewell Group or its successors to respond to a subpoena, court order, audit, investigation or otherwise as required by applicable Law or in connection with any pending or threatened lawsuits, actions, arbitrations, claims, complaints, investigations or other proceedings.

ARTICLE VI

INCENTIVE COMPENSATION

Section 6.01. Equity Incentive Compensation.

(a) Chinos Holdings, Inc. Equity Awards.

(i) Restricted Stock. All restricted shares of Class A Common Stock of Chinos Holdings, Inc. (“Restricted Stock”) granted pursuant to the Chinos Holdings, Inc. 2011 Equity Incentive Plan, as amended (the “Plan”) that remain outstanding and are not yet vested as of immediately prior to the Effective Time (as defined in the Merger Agreement), shall be converted into an [equivalent number of] restricted Common Units (as defined in the SPV LLC Agreement) of [Chinos SPV, LLC] (the “Conversion”), in accordance with the [Agreement and Plan of Merger dated as of [___] by and among Madewell, [J.Crew Newco], a Delaware corporation, [Chinos SPV LLC], a Delaware limited liability company, [Merger Sub 1], a Delaware limited liability company and [Merger Sub 2], a Delaware limited liability company (the “Merger Agreement”), and the Limited Liability Company Agreement of Chinos SPV LLC (the “SPV LLC Agreement”). The Restricted Stock awards that are subject to time-based vesting restrictions immediately prior to the Conversion, will be converted into restricted Common Units that are subject to the same time-based vesting restrictions following the Conversion, based on the holder’s continued service with Madewell or J.Crew on the applicable vesting date. The Restricted Stock awards that are subject to performance-based vesting restrictions immediately prior to the Conversion, will be converted into restricted Common Units that are subject to time-based vesting restrictions following the Conversion, which vest in four equal annual installments on each of the first four anniversaries of the Separation Date, based on the holder’s continued service with Madewell or J.Crew on each applicable vesting date. The restricted Common Units will otherwise be subject to the same terms and conditions applicable to the Restricted Stock immediately prior to the Conversion. The restricted Common Units received by a holder in connection with the Conversion, including any restricted Common Units that subsequently become vested Common Units, as well as the Common Units received in connection with the conversion of vested shares of Class A Common Stock of Chinos Holdings, Inc. (“Stock”) that were previously subject to vesting restrictions (collectively such Common Units, the “Employee Common Units”) will be subject to the same repurchase provisions that were applicable to the shares of Stock in the event of certain terminations of service under the terms of the Amended and Restated Management Stockholders’ Agreement by and among Chinos Holdings, Inc. and the other parties thereto dated as of July 13, 2017. Employee Common Units will also be subject to (i) repurchase by Chinos SPV LLC or (ii) conversion into equity interests of Madewell and/or J.Crew, at the discretion of the Board of Managers of Chinos SPV, LLC, in the event that the Board of Managers of Chinos SPV LLC determines that the holders’ continued ownership of such Common Units could result in the Chinos SPV LLC being an “investment company” under the Investment Company Act of 1940, as amended.

(ii) Stock Options. Each option to purchase shares of Stock (an “Option”) granted pursuant to the Plan that remain outstanding as of immediately prior to the Effective Time shall be cancelled and forfeited for no consideration in accordance with the Merger Agreement.

(b) Madewell 2019 Equity Incentive Plan. Effective as of the Separation Date, Madewell shall, or shall cause one of its Affiliates to, establish, adopt and maintain an omnibus incentive plan for the benefit of selected Madewell Employees providing for stock options, stock awards, restricted stock, restricted stock unit and other equity-based or cash awards.

Section 6.02. Cash Incentives.

(a) Annual Incentive Compensation. Madewell will pay all earned annual bonuses, with respect to the fiscal year in which the Separation Date occurs, to Madewell Service Providers pursuant to the terms of the applicable bonus plan or program.

(b) Transformation Incentive Plan. Madewell will assume the obligations to make payments under the Transformation Incentive Plan to Madewell Service Providers. J.Crew will reimburse Madewell for all amounts paid to Madewell Service Providers pursuant to the Transformation Incentive Plan (if any), in accordance with the terms of the Transition Services Agreement.

(c) 2019 Special Bonus Plan Awards. Madewell will assume the obligations to make payments under the 2019 Special Bonus Plan to Madewell Service Providers. J.Crew will reimburse Madewell for all amounts paid to Madewell Service Providers pursuant to the 2019 Special Bonus Plan (if any), in accordance with the terms of the Transition Services Agreement.

ARTICLE VII

PAYMENTS

Section 7.01. Services. During the Term, in consideration for the service provided pursuant to this Employee Matters Agreement, the participation of the Madewell Employees in the J.Crew Plans, and the operation and administration of the J.Crew Plans by J.Crew and its Affiliates for the benefit of current and former Madewell Service Providers pursuant to this Employee Matters Agreement (the “J.Crew Payroll and Plan Services”), the Company shall pay J.Crew, and reimburse it for, the costs incurred by the J.Crew Group associated with such J.Crew Payroll and Plan Services in accordance with the terms of the Transition Services Agreement.

ARTICLE VIII

PERFORMANCE AND COOPERATION

Section 8.01. Level of Performance. In performing its obligations under this Employee Matters Agreement, each of J.Crew and Madewell agrees that it and its respective Affiliates, as applicable, shall in good faith exercise the same standard of care as each has used to perform such services for its own account and for its other employees, except as mutually agreed to in writing by J.Crew and Madewell.

Section 8.02. Delivery of Information; Cooperation Between the Parties. J.Crew and Madewell shall, and shall cause their respective Affiliates to, provide each other with all such information and materials reasonably necessary to effect J.Crew’s and Madewell’s prompt and complete performance of their duties and obligations under this Employee Matters Agreement and the J.Crew Plans. The parties agree that they shall cooperate with each other and shall act in such a manner as to promote the prompt and efficient completion of the obligations hereunder.

ARTICLE IX

NON-SOLICITATION

Section 9.01. Non-Solicitation Following Separation Date. For a period of two (2) years following the Separation Date, (i) without the approval of J.Crew, no member of the Madewell Group will, directly or indirectly, induce or attempt to induce to leave the employ of any member of the J.Crew Group, any person who, in any capacity over the preceding twelve (12) months, was a corporate associate or a field associate at the level Store Director or above and (ii) without the approval of Madewell, no member of the J.Crew Group will, directly or indirectly, induce or attempt to induce to leave the employ of any member of the Madewell Group any person who, in any capacity over the preceding twelve (12) months, was a corporate associate or a field associate at the level of Store Director or above.

Section 9.02. Exceptions. Notwithstanding the limitations in Sections 9.01 hereof applicable to particular categories of J.Crew and Madewell employees (collectively, the “Restricted Employees”), such limitations will not: (i) prohibit members of the J.Crew Group or the Madewell Group from soliciting or hiring any Restricted Employee after the involuntary termination of such employee’s employment by a member of the J.Crew Group or the Madewell Group, other than as provided in Section 9.01 or (ii) prohibit members of the J.Crew Group or the Madewell Group from placing public advertisements or conducting any other form of general solicitation that is not specifically targeted towards the Restricted Employees, including, but not limited to, the use of an independent employment agency or search firm whose efforts are not specifically directed at Restricted Employees, and the hiring of any employees, including Restricted Employees, who respond to such general solicitations.

ARTICLE X

MISCELLANEOUS

Section 10.01. Headings. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Employee Matters Agreement.

Section 10.02. Counterparts. This Employee Matters Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Employee Matters Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of any such Employee Matters Agreement.

Section 10.03. Relationship of Parties. Nothing in this Employee Matters Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, the understanding and agreement being that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.

Section 10.04. Assignment; No Third-Party Beneficiaries. This Employee Matters Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto. This Employee Matters Agreement is for the sole benefit of the parties to this Employee Matters Agreement and their permitted successors and assigns and nothing in this Employee Matters Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Employee Matters Agreement.

Section 10.05. Amendment. No provision of this Employee Matters Agreement may be amended or modified except by a written instrument signed by all the parties to such agreement. No waiver by any party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by either party hereto of a breach of any provision of this Employee Matters Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 10.06. Severability. If any term or other provision of this Employee Matters Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Employee Matters Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Employee Matters Agreement shall negotiate in good faith to modify this Employee Matters Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Employee Matters Agreement be consummated as originally contemplated to the greatest extent possible.

Section 10.07. Entire Agreement.

(a) This Employee Matters Agreement, the Separation Agreement, the Transition Services Agreement, and the Tax Matters Agreement, including, in each case, the exhibits, the schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein or therein.

(b) In addition to the responsibilities and obligations set forth herein the parties to the Transition Services Agreement shall have certain other employment-related responsibilities and obligations as set forth therein.

(c) In the event of any conflict between the provisions of this Employee Matters Agreement and the Separation Agreement, Transition Services Agreement, any J.Crew Plan or any Madewell Plan, the provisions of this Employee Matters Agreement shall control.

Section 10.08. Coordination with Separation Agreement. The following articles and sections from the Separation Agreement are hereby incorporated by reference as if fully set forth herein: Section 4.06 (Confidentiality); Article 7 (Dispute Resolution); Section 8.01 (Notices); Section 8.05 (Governing Law); and 8.10 (Waiver of Jury Trial).

IN WITNESS WHEREOF, each of the parties hereto has caused this Employee Matters Agreement to be signed as of the date first above written.

[J.Crew Newco]

By:
Name:
Title:

Chinos Holdings, Inc.

By:
Name:
Title: